Filed Pursuant to Rule 424(b)(3)

Registration No. 333‑229451

PROSPECTUS SUPPLEMENT

(to Prospectus dated February 14, 2019)

97,371 Shares of Common Stock

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The selling stockholders identified in this prospectus supplement are offering 97,371 shares of our common stock, par value $0.00001 per share, pursuant to this prospectus supplement and the accompanying prospectus. We will not receive any proceeds from the sale of any shares offered pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is listed on the Nasdaq Global Market under the symbol “EXPI.” On October 8, 2019, the last reported sales price of our common stock was $8.45.

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Investing in our Common Stock involves certain risks. See “Risk Factors” beginning on page 5 of the Prospectus and any risk factors included in any prospectus supplement and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement is October 9, 2019.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus, dated February 14, 2019, are part of a registration statement on Form S‑3 (File No. 333‑229451) that we filed with the Securities and Exchange Commission, or the SEC, on January 31, 2019, and that was declared effective on February 14, 2019. This document is in two parts. The first part is this prospectus supplement, which amends and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information relating to this offering.  Generally, when we refer only to the “prospectus,” we are referring to both parts combined together with all documents incorporated by reference.

You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. It is important for you to read and consider all the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein or therein, in making your investment decision.

This prospectus supplement, the accompanying prospectus and any free-writing prospectus that we file with the SEC contain and incorporate by reference information that you should consider when making your investment decision. We have not authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely on it. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, and any free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, the accompanying prospectus, and any free writing prospectus is delivered or securities are sold on a later date.

S-1

SELLING STOCKHOLDERS

The following information is being provided to update the selling stockholder table in the Prospectus to reflect a distribution by VirBELA LLC of 97,371 shares of Common Stock to its members (the “Selling Stockholders”). The percentages in the following table are based on 62,525,232 shares of our Common Stock outstanding as of July 30, 2019.

Information about the Selling Stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned Upon Completion of this Offering(1)
Name of Selling Stockholder(2)	Number	Percentage (*)	Number	Number	Percentage
Sheldon Brown	8,617	*	8,617	0	*
Eric Bunyan	2,152	*	2,152	0	*
Erik Hill(3)	17,367	*	11,422	5,945	*
Alex Howland(4)	50,343	*	42,843	7,500	*
Clark Jordan	974	*	974	0	*
Ronald Rembisz	29,211	*	29,211	0	*
Eric Roth	2,152	*	2,152	0	*

(*)Represents less than 1%.

(1)	Assumes that each Selling Stockholder will sell all shares of common stock registered under this prospectus directly held by such Selling Stockholder.

(2)

The shares of Common Stock being offered by the Selling Stockholders constitute 97,371 shares of our common stock previously issued to VirBELA LLC pursuant to an asset purchase agreement, dated November 29, 2018, and subsequently distributed by VirBELA LLC to its members. VirBELA LLC possess certain additional registration rights with respect to an indeterminate number of additional shares of our common stock to be issued in the future in connection with the asset purchase agreement. See “Prospectus Summary—Recent Acquisition of VirBELA” beginning on page 3 of the Prospectus.

(3)	Consists of 11,742 shares of common stock and options currently exercisable, or exercisable within 60 days, for 5,625 shares of common stock.

(4)	Consists of 42,843 shares of common stock and options currently exercisable, or exercisable within 60 days, for 7,500 shares of common stock.

DESCRIPTION OF CAPITAL STOCK

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Financial Solutions, Inc., with offices at 51 Mercedes Way, Edgewood, New York.

S-2

PROSPECTUS

97,371 Shares of Common Stock

This prospectus relates to the possible resale from time to time of up to 97,371 shares of our common stock, par value $0.00001 per share, which are held by VirBELA LLC, a California limited liability company (the “Selling Stockholder”). We will not receive any proceeds from the sale of any shares offered by this prospectus.

The Selling Stockholder acquired these shares in connection with our acquisition of certain of the assets of the Selling Stockholder, pursuant to an Asset Purchase Agreement, dated November 29, 2018.

The registration of shares of our common stock covered by this prospectus does not mean that the Selling Stockholder will offer or sell any of such shares of our common stock. The Selling Stockholder may resell or dispose of the shares of our common stock, or interests therein, at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers, to or through one or more underwriters, dealers or agents, or through any other means described in this prospectus under “Plan of Distribution” beginning on page 14 of this prospectus. The Selling Stockholder will bear all commissions and discounts, if any, attributable to the sale or disposition of the shares of common stock. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock.

Our common stock is listed on Nasdaq under the symbol “EXPI.” On January 30th, 2019, the last reported sale price of our common stock on Nasdaq was $10.99 per share.

We are both an “accelerated filer” and a “smaller reporting company” under the federal securities laws and, as such, are subject to reduced public company reporting requirements.

Investing in these securities involves a high degree of risk. See “Risk Factors” on page 5 of this prospectus and in the documents incorporated by reference herein for a discussion of the factors you should carefully consider before deciding to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 14, 2019.

You should rely only on the information contained in or incorporated by reference into this prospectus or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement, or any free writing prospectuses prepared by or on behalf of us or to which we have referred you, and, if given or made, you must not rely upon the information or representations as having been authorized. This prospectus, any accompanying prospectus supplement, and any free writing prospectuses prepared by or on behalf of us or to which we have referred you, do not constitute an offer to sell or the solicitation of an offer to buy securities, nor do this prospectus or any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus, any accompanying prospectus supplement, and any free writing prospectuses prepared by or on behalf of us or to which we have referred you, speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects even though this prospectus, any accompanying prospectus supplement, and any free writing prospectuses prepared by or on behalf of us or to which we have referred you, is delivered or securities are sold on a later date.

ABOUT THIS PROSPECTUS

We will not receive any proceeds from the sale of any shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. Before making an investment decision, it is important for you to read and consider the information contained in this prospectus, any accompanying prospectus supplement, and any free writing prospectuses prepared by or on behalf of us or to which we have referred you, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below.

This prospectus includes, and incorporates by reference, references to our trademarks, trade names and service marks, such as “eXp Realty”, “3D MLS”, “3D Listing Service” and “RE Tech Campus” and “VirBELA”, which are protected under applicable intellectual property laws and are our property. This prospectus also contains, and incorporates by reference, references to trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus or any document incorporated by reference, may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

Unless otherwise indicated herein, references in this prospectus to the “Company”, “eXp”, “we”, “us” and “our” refer to EXP World Holdings, Inc., a Delaware corporation, together with our consolidated subsidiaries.

PROSPECTUS SUMMARY

This summary highlights certain information about this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in shares of our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section contained in this prospectus and the other documents incorporated by reference into this prospectus.

Overview and Operations

eXp World Holdings, Inc. (the “Company”, “we”, or “eXp”) owns and operates a cloud-based international residential real estate brokerage. We focus our operations on the use of cloud-based technologies in order to grow an international brokerage without the burden of physical brick and mortar offices or redundant staffing costs. Our technology focus includes the development of a proprietary cloud-based real estate transactional platform.

We launched our operation in October 2009 with a small number of real estate agents in two states and ended the fiscal year 2017 with a team of over 6,500 real estate professionals, operating across the United States, and in the provinces of Alberta and Ontario, Canada. Except for our employed state brokers, all real estate professionals in our brokerage operations are independent contractors and are not our employees.

We operate over the internet through our website, http://www.exprealty.com and rely on a cloud-based platform to provide our residential real estate brokerage services. Through our website, buyers can search real-time property listings, and sellers list properties and gain exposure across the various markets we operate within. We also provide buyers and sellers access to a network of professional, consumer-centric agents and brokers. Additionally, we deliver marketing, training and other support services to our brokers and agents through a combination of proprietary technology enabled services, as well as technology and support services contracted to third parties. Our brokers and agents leverage our technology, services, data, lead generation and marketing tools to represent residential real estate buyers and sellers to list, find and consummate the purchase or sale of a home.

Internally, we use our technology to provide agents, teams of agents, and brokerage owners with opportunities for increased profitability, reduced risk, and greater levels of professional development while fostering an organizational culture that values collaboration, strength of community, and commitment to serving the consumer’s best interests. We provide agents, teams of agents, and brokerage owners with the systems, support, professional development and infrastructure to survive and then thrive in unpredictable and, at times, challenging economic conditions. This includes delivering 24/7 access to collaborative tools and training for real estate agents and brokers.

We have adopted a number of cloud-based technologies. Among the technologies we use to operate our business is our 3D, fully-immersive, cloud office complex which has virtual conference rooms, training centers, and individual offices in which our management, staff, agents and brokers all work on a daily basis learning from, sharing with, transacting business with, and socializing with their colleagues from different geographic regions by utilizing avatars. In these virtual spaces agents and brokers meet for state-based sales meetings, attend live interactive training and classes, go over commission disbursement authorization forms, build websites and online branding materials, and work on purchase and sales agreements. Moreover, in these virtual spaces new managing brokers are evaluated and approved, our management meets to discuss strategy and vision, and personnel interviews occur. In addition, we have face-to-face meetings, conferences, presentations, retreats and other physical interactions where circumstances warrant. We also provide physical space to brokers and agents when they need it through a relationship with Regus, which provides access to offices, work spaces and meeting rooms at Regus locations worldwide. Furthermore, our cloud office has a fully-staffed transaction and administration office, and a fully-staffed web development, search engine optimization and technical support office. Our cloud office provides agents, teams of agents and brokers with training, education, coaching, mentoring, transaction support, broker support, and technical support. Consequently, our cloud office serves as our primary company office for brokers, agents, management and staff, and the cloud office has also eliminated redundant staffing costs. The utilization of this cloud office platform permits us to serve our entire geographic reach.

We also serve real estate agents, teams of agents, and real estate brokers by providing a full suite of back office functions ranging from paperless file sharing and transaction management, web design, social media, digital campaigns, customer relationship management platforms, business coaching, tech support, and live training that places a premium on engagement, discussion and collaboration.

Recent Acquisition of VirBELA

On November 29, 2018, our newly formed subsidiary, eXp World Technologies, LLC, entered into an asset purchase agreement with VirBELA LLC, a California limited liability company ( “VirBELA” and the “Selling Stockholder”), and its owners. The transaction closed on the same day. Through this transaction we acquired substantially all of the assets owned and used by VirBELA in the design of software that includes a proprietary 3D virtual reality platform that allows users to connect with avatars, voice and text chat, collaborative web-browsers, and embedded learning simulations and games. The purchase price we paid for these assets was $11 million of which $7 million was paid in cash at closing (subject to a holdback of $500,000 to secure performance of certain post-closing obligations), and the balance of $4 million paid in shares of our common stock (the “Share Consideration”). We also agreed to assume certain liabilities of VirBELA as specified in the Purchase Agreement.

The Share Consideration is issuable in four installments valued at $1,000,000 each. The number of shares issuable on each issuance date will be determined based on the closing price of our common stock on the last business day prior to the applicable issuance date. The first installment of 97,371 shares was issued on the closing date and the balance of the Share Consideration will be issued on the first, second and third anniversaries thereof. The Selling Stockholder has contractual rights under the asset purchase agreement to require us to register for resale the shares of common stock issued to it as Share Consideration.

Company Information

eXp World Holdings, Inc. was incorporated in the State of Delaware on July 30, 2008. Our corporate headquarters are located at 2219 Rimland Drive, Suite 301, Bellingham, WA 98226. Our telephone number is (775) 685‑4206. Our principal website address is https://expworldholdings.com. The information contained on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus.

THE OFFERING

Shares of common stock offered by Selling Stockholder(1)	97,371

Use of Proceeds	We will not receive any proceeds from the sale of our common stock offered by the Selling Stockholder under this prospectus. See “Use of Proceeds” beginning on page 7 of this prospectus.

Risk Factors

See “Risk Factors” beginning on page 5 of this prospectus and in the documents incorporated by reference herein for a discussion of factors you should consider carefully before investing in our common stock.

Nasdaq Symbol	“EXPI”

(1)

The 97,371 shares of common stock being registered hereunder were issued to the Selling Stockholder in connection with our acquisition of certain of the assets of the Selling Stockholder, pursuant to an Asset Purchase Agreement, dated November 29, 2018.

RISK FACTORS

Investing in our common stock involves significant risks. Before deciding whether to invest in our common stock, you should consider carefully the risks, uncertainties and assumptions described in this prospectus and any accompanying prospectus supplement, including the risk factors set forth in our filings with the SEC that are incorporated by reference herein and therein, including the risk factors in our most recent Annual Report on Form 10‑K, as revised or supplemented by our Quarterly Reports on Form 10‑Q, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. Please also read carefully the section below entitled “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements reflect management’s beliefs and assumptions. In addition, these forward-looking statements reflect management’s current views with respect to future events or our financial performance, and involve certain known and unknown risks, uncertainties and other factors, including those identified below, which may cause our or our industry’s actual or future results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statements or from historical results. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by, or that include the words believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions to future periods..

Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate. Although we believe that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that the expectations will be achieved. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. We have no duty to update or revise any forward-looking statements after the date of this prospectus or to conform them to actual results, new information, future events or otherwise.

The factors described under “Risk Factors” in this prospectus or any accompanying prospectus supplement, and in any documents incorporated by reference into this prospectus or any accompanying prospectus supplement, and other factors could cause our or our industry’s future results to differ materially from historical results or those anticipated or expressed in any of our forward-looking statements. We operate in a continually changing business environment, and new risk factors emerge from time to time. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. We cannot assure you that projected results or events will be achieved or will occur.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the shares of our common stock offered by this prospectus. The Selling Stockholder will receive all of the proceeds from any sale of the shares of our common stock offered by this prospectus. For information about the Selling Stockholder, see “Selling Stockholder” on page 9 of this prospectus.

The Selling Stockholder will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

SELLING STOCKHOLDER

This prospectus relates to the sale or other disposition of up to 97,371 shares of our common stock previously issued to the Selling Stockholder pursuant to an asset purchase agreement, dated November 29, 2018. See the section entitled “Prospectus Summary—Recent Acquisition of VirBELA” beginning on page 3 of this prospectus.

The table below sets forth, to our knowledge, information as of the date of this prospectus for the Selling Stockholder and other information regarding the beneficial ownership of the shares of common stock held by the Selling Stockholder. The second column lists the number of shares and percentage of common stock beneficially owned by the Selling Stockholder as of December 31st, 2018. The third column lists the maximum number of shares of common stock that may be sold or otherwise disposed of by the Selling Stockholder pursuant to the registration statement of which this prospectus forms a part. The fourth column lists the number of shares and percentage of common stock beneficially owned by the Selling Stockholder upon completion of the offering contemplated hereby, assuming the sale of all shares of common stock that may be sold or otherwise disposed of by the Selling Stockholder pursuant to the registration statement of which this prospectus forms a part. Notwithstanding, the Selling Stockholder may sell or otherwise dispose of some, all or none of their shares.

Pursuant to the rules and regulations of the SEC, beneficial ownership includes any shares of common stock as to which a selling stockholder has sole or shared voting power or investment power and any shares of common stock that the selling stockholder has the right to acquire within 60 days of December 31st, 2018. The percent of beneficial ownership for the Selling Stockholder is based on 60,609,102 shares of our stock outstanding as of December 31st, 2018. Except as described below, to our knowledge, none of the directors, officers or owners of the Selling Stockholder has been an officer or director of ours or of our affiliates within the past three years or had any material relationship with us or our affiliates within the past three years. Prior to our acquisition of its assets, VirBELA was a technology service provider to us. Our knowledge is based on information provided by the Selling Stockholder in connection with the preparation and filing of the registration statement of which this prospects forms a part.

The Selling Stockholder has contractual rights to require us to file the registration statement of which this prospectus is a part.

The shares of common stock being covered hereby may be sold or otherwise disposed of from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the Selling Stockholder. After the date of effectiveness, the Selling Stockholder may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock. See the section entitled “Plan of Distribution” beginning on page 14 of this prospectus.

Information about the Selling Stockholder may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being	Shares of Common Stock Beneficially Owned Upon Completion of this Offering(1)
Name of Selling Stockholder	Number	Percentage	Offered	Number	Percentage
VirBELA LLC (2)	125,856	*	97,371	28,125	*

*Less than one percent.

(1)	Assumes that the Selling Stockholder will sell all shares of common stock registered under this prospectus directly held by such Selling Stockholder.

(2)

Includes 97,371 shares of our common stock previously issued to the Selling Stockholder pursuant to an asset purchase agreement, dated November 29, 2018. Further, the Selling Stockholder possess certain additional registration rights with respect to an indeterminate number of additional shares of our common stock to be issued in the future in connection with the asset purchase agreement. See “Prospectus Summary—Recent Acquisition of VirBELA” beginning on page 3 of this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws. Copies of these documents are filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capital Stock

We are currently authorized to issue 220,000,000 shares of common stock, par value $0.00001 per share. As of December 31st, 2018, we had 60,609,102 shares of common stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. The holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.  We have not paid any cash dividends on our common stock, and it is unlikely that any cash dividends will be declared or paid on any common stock in the foreseeable future.

On December 27, 2018, we announced the adoption a stock repurchase program under which we may repurchase up to $25 million of our common stock through December 31, 2019. Except in connection with implementation of the stock repurchase program, we plan to retain our cash for use in the operation of our business.

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions. If we become subject to liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities.

Authorized but Unissued Capital Stock

The authorized but unissued shares of our common stock are available for future issuance without stockholder approval, subject to any limitations imposed by the Nasdaq Marketplace Rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Controlled Company

The Company’s common stock is listed on the NASDAQ. As of December 31st, 2018, Glenn Sanford beneficially owns approximately 36% of our outstanding common stock and Penny Sanford beneficially owns approximately 27% of our outstanding common stock. In December 2017 Mr. Sanford and Ms. Sanford filed a Schedule 13D with the Securities and Exchange Commission indicating that they had entered into an agreement to vote their shares as a group with respect to the election of directors and any other matter on which our shares of common stock are entitled to vote. This concentration of voting power allows Mr. and Ms. Sanford to exercise greater control over the composition of our board of directors and management and also enables the Company to qualify as a “controlled company” within the meaning of the NASDAQ Listing Rules. As a controlled company, the Company is not subject to certain NASDAQ listing standards, such as those that would otherwise require that a majority of a listed company’s directors be independent and that a compensation committee and nominating committee of the board of directors composed solely of independent directors be established. The Company is, however, subject to NASDAQ listing standards requiring that the Audit Committee be composed solely of independent directors. This significant concentration of share ownership and voting power may adversely affect the trading price for our common stock because investors may perceive disadvantages in owning stock in companies with a controlling stockholder group. The group can significantly influence all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, due to his significant ownership stake and his service as our Principal Executive Officer and Chairman of the Board and Director, Mr. Sanford controls the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to our other stockholders.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, as well as changes in our board of directors or management team, including the following:

Board of Directors Vacancies. Our amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is only permitted to be set by a resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors and will promote continuity of management.

Special Meeting of Stockholders. Our amended and restated bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Stockholder Action Outside of a Meeting. Our amended and restated bylaws provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice by written consent, if such consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting. However, if at any time Glenn Sanford and Penny Sanford no longer are the beneficial owners, in the aggregate, of at least a majority in voting power of all shares entitled to vote in the election of directors, then any action required or permitted to be taken by the holders of the common stock of the Company must be taken at a duly called annual or special meeting of the stockholders and may no longer be effected by a written consent. As a result, a holder controlling a majority of our capital stock (other than Mr. and Ms. Sanford) would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting. The Delaware General Corporation Law, or DGCL, provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Removal of Directors. Any one or more or all of the directors may be removed, with or without cause, by the holders of at least a majority of the outstanding shares of capital stock then entitled to vote at an election of directors.

Exclusive Venue. Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for internal corporate claims, which would include derivative action or proceeding brought on our behalf; claims based on violations of duty by a current or former director or officer or stockholder in such capacity; and claims against us arising pursuant to the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in such action.

Each of the foregoing provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of our company by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy rights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in control of our company or our management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation also provides that if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that we shall indemnify our employees and agents to the fullest extent permitted by law.

The above description of the indemnification provisions of our amended and restated certificate of incorporation and our amended and restated bylaws is not complete and is qualified in its entirety by reference to these documents, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Listing

Our common stock is listed on The Nasdaq Global Market under the symbol “EXPI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Island Stock Transfer with an office at 15500 Roosevelt Boulevard, Suite 301, Clearwater, Florida.

PLAN OF DISTRIBUTION

The Selling Stockholder may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the common stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholder may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	through agreements between broker-dealers and the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted by applicable law.

The Selling Stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling stockholders in this prospectus to include the pledgee, transferee or other successors in interest as a selling stockholder under this prospectus. The Selling Stockholder also may transfer the shares of common stock in other circumstances, in which case the pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to each such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholder from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The Selling Stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholder also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act and any “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholder and its affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the Selling Stockholder to keep the registration statement, of which this prospectus constitutes a part, effective until the earlier of (i) the date on which all of the shares of common stock covered by this prospectus have been sold and (ii) the date on which the shares of common stock covered by this prospectus become eligible for resale without restriction pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act.

LEGAL MATTERS

The validity of the securities offered by this prospectus and any applicable prospectus supplement thereto will be passed upon for us by K&L Gates LLP, Seattle, Washington. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of December 31, 2017 and 2016 and for the years then ended incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of VirBELA, LLC, as of and for the fiscal years ended December 31, 2016 and 2017, incorporated by reference in this prospectus from our Current Report on Form 8‑K/A, dated January 28th, 2019, have been audited by WSRP, LLC, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement and its exhibits and schedules in accordance with SEC rules and regulations. For further information with respect to us and the securities being offered hereby, you should read the registration statement, including its exhibits and schedules. Statements contained in this prospectus and any accompanying prospectus supplement, including documents that we have incorporated by reference, as to the contents of any contract or other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the registration statement or any other such document, each such statement is qualified in all respects by reference to the corresponding exhibit. You should review the complete document to evaluate these statements. You may obtain copies of the registration statement and its exhibits via the SEC’s EDGAR database or our website, or at the offices of the SEC, where they may be examined without charge at the Public Reference Room, at the address listed below.

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including our company, that file electronically with the SEC. You may obtain documents that we file with the SEC at http://www.sec.gov and read and copy them at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 (information on operation of the Public Reference Room is available by calling the SEC at 1‑800‑SEC‑0330).

We also make these documents available on our website at expworldholdings.com. Our website and the information contained or connected to our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it part of this prospectus or any accompanying prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain of the information we file with the SEC. This means we can disclose important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10‑K for the fiscal year ended December 31, 2017, filed with the SEC on April 17, 2018;

•

our Quarterly Reports on Form 10‑Q for the quarters ended March 31, 2018 and June 30, 2018, and September 30, 2018 filed with the SEC on May 15, 2018,  August 14, 2018, and November 13, 2018 respectively;

•	our Definitive Information Statement on Schedule 14C, filed with the SEC on October 9, 2018;
•

our Current Reports on Form 8‑K (other than information furnished rather than filed) filed with the SEC on May 15, 2018,  October 24, 2018,  November 5, 2018,  December 3, 2018,  December 27, 2018, and January 28th, 2019; and

•

the description of our common stock contained in our Registration Statement on Form 8‑A (File No. 001‑38493) filed with SEC on May 15, 2018, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering of the securities described in this prospectus, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to eXp World Holdings, Inc., 2219 Rimland Drive, Suite 301, Bellingham, WA; telephone number: (360) 685‑4206. You may also access the documents incorporated by reference in this prospectus through our website at expworldholdings.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part

97,371 Shares of Common Stock

PROSPECTUS

February 14, 2019